Exhibit 10.45

AMENDMENT NO. 3 TO THE EMPLOYMENT AGREEMENT

BETWEEN RESPIRONICS, INC. AND JOHN L. MICLOT

This Amendment No. 3, dated as of October 23, 2002, by and between Respironics, Inc. and John L. Miclot (“Executive”).

WHEREAS, the parties hereto are parties to an Employment Agreement dated on or about November 10, 1997 (the “Employment Agreement”), and

WHEREAS, the parties hereto, without creating any precedential effect, wish to amend the Employment Agreement in the manner hereinafter specified in order to recognize an agreed upon change in title and responsibility;

NOW THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements herein contained, and intending to be legally bound hereby, covenant and agree as follows:

1. The parties hereby acknowledge and agree that, notwithstanding the first sentence of Section 1.01 or the first sentence of Section 4.05 of the Employment Agreement, as amended, Executive’s current title and position is Chief Strategic Officer and Executive Vice President of the Company. The parties hereby agree that this change in title and position were agreed upon and that it did not and does not trigger any termination or other compensation provision in the Employment Agreement, including without limitation any right for Executive to terminate the Employment Agreement pursuant to Section 2.04(a) thereof and receive the payments contemplated thereby.

2. Section 2.04 (c) shall be renumbered to Section 2.04 (d) and the following shall be inserted as the new Section 2.04 (c):

In the event that a vacancy exists at the Company for the positions of Chief Executive Officer or Chief Operating Officer, Executive may terminate his employment with the Company within ninety (90) days of such vacancy being filled if he has not been offered the opportunity to fill the vacancy. If Executive terminates under these circumstances, he shall be entitled to the compensation provided for in Section 2.05 upon such termination, provided that, under this circumstance, the term “W-2 Wages” does not include any gain from the exercise of stock options to the extent such gain would otherwise be includable in the term W-2 Wages.

3. Except as amended hereby, the Employment Agreement shall continue in full force and effect as originally entered into.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused this Amendment to be executed the day and year first above written.

Witness:	/s/ John L. Miclot
Dorita Pishko	John L. Miclot

Attest:	RESPIRONICS, INC.

/s/ Dorita Pishko	By:	/s/ James W. Liken
Secretary	President and Chief Executive Officer